Green Bonds - Made by KfW September 2014 Filed pursuant to Rule 433 Registration No. 333-192196

KfW Green Bonds – an investment opportunity for
investors worldwide
Key characteristics of KfW’s USD Green Bond
Issuer KfW
Guarantor Federal Republic of Germany
Aggregate Principal Amount To be determined, subject to market conditions
Maturity To be determined, but not exceeding the average duration of the Qualifying Assets
Qualifying Assets Loans under KfW’s “Renewable Energies - Standard” programme
Redemption Amount 100%
Interest Rate Fixed rate, payable semi-annually in arrears
Format SEC-registered global notes
Governing Law/ Jurisdiction German law; District Court Frankfurt am Main
Targeted Investors Institutional, socially responsible investors
Green Bonds - Made by KfW / September 2014
Luxembourg Stock Exchange (regulated market)
USD 1,000
Listing
Denomination

Green Bonds - Made by KfW
Highlights of KfW’s USD Green Bond

High credibility: KfW is among global ESG leaders
2
Excellent credit quality, large size
1
Independent 2
nd
opinion for KfW’s Green Bonds by CICERO
4
5
High degree of innovation through impact measurement of underlying assets by a
German research institute
Environmental and social impacts measured:
›
›
3
(1) Average value for 2007-2012 based on ZSW certified numbers and internal calculations using a conversion rate of U.S. dollars 1.29 per
EUR 1.00. Current and future impact might differ.
Green Bonds - Made by KfW / September 2014
Estimated GHG reduction of 620 tons
(1)
p.a. per USD 1 million Green Bond
investment
Further impacts through creation / protection of jobs, reduction of energy imports to Germany and fossil burning costs

Agenda 4 Green Bonds - Made by KfW / September 2014 Green Bonds – Made by KfW 2 Key figures on KfW and its funding programme 3 1 KfW – commitment to sustainability

KfW – commitment to sustainability

Green Bonds - Made by KfW / September 2014
KfW in brief
The promotional bank of the Federal
Republic of Germany, established in 1948
as a public law institution.
Benefits from explicit and direct statutory
guarantee and institutional liability from the
Federal Republic of Germany.
Frankfurt
Bonn
Berlin
(1) According to the standardised approach of the Capital Requirements Regulation (CRR).
6
# 1.
Shareholders
Federal
Republic
of Germany
German
federal
states
out of
126
out of
23
out of
191
Rating
Credit AAA Aaa AAA
Fitch Moody‘s S&P
Sustainability
# 3. # 4.
oekom Sustainalytics
imug
(as of Sept 15 2014)
80%
20%
Subject to certain provisions of German
and European bank regulatory laws by
analogy, large parts effective as of
July 1, 2016.
Regulated by the “Law concerning KfW”
and exempt from corporate taxes.
Zero risk weighting of KfW’s bonds.
(1)
Supervision by the German Federal
Ministry of Finance and the German
Financial Supervisory Authority “BaFin”.

7 Green Bonds - Made by KfW / September 2014
KfW Group’s business activities
KfW aims for sustainable improvement of the economic, social, and ecological conditions of people’s lives. New business 2013: EUR 72.5bn
SME Bank
Municipal and
Private Client Bank/
Credit Institutions
Export & project
finance
Promotion of
developing &
transition countries
Based on year-end 2013 data.
Customized financing for exports and
project & corporate financing world-wide
Promotion of small- and medium-sized enterprises,
business start-ups and other commercial clients in
Germany
Housing programmes, environmental and climate
protection, educational finance for private clients
in Germany as well as financing for public clients
(e.g., municipalities, regional promotional banks)
KfW’s public (KfW Development Bank) & private
sector (DEG) development cooperation activities
31%
40%
19%
9%
47%
38%
Environment
investment quota:
Domestic
SME quota:

8 Green Bonds - Made by KfW / September 2014
Sustainability approach at KfW
Lending business
KfW Group
KfW – Sustainability principles
Declaration on respect for human rights in KfW’s business activities
Data based on new business 2013.
Demographic
change
Environmental and
climate protection
Globalisation /
technical progress
Trend-independent
promotional topics
13%
38%
20%
29%
Sustainable banking
operations
In-house environmental
protection
Responsible
procurement
Stakeholder dialogue &
staff
Sustainable portfolio
management
Governance & CSR
Public Corporate
Governance Code
Broad sustainability
management system
Prevention of corruption and
money laundering
KfW Foundation

1. Pillar: Lending business
New business environmental and climate
protection 2009-2013
EUR in bn
KfW is one of the world’s largest financiers of environmental investments with more than EUR 170bn invested since 2006.
9
New business 2013
EUR in bn
Green Bonds - Made by KfW / September 2014

2. Pillar: Sustainable banking operations
In-house environmental protection

Energy consumption and green electricity
Energy-efficient buildings
Business travel and commuting
Water and wastewater
Recycled paper
Charging station for electric cars and fleet modernisation
KfW GHG emissions (t)
2009
2010 2011 2012
(1)
Energy consumption 8,663 6,016 4,578 4,670
Total business travel 7,159 7,481 8,255 8,881
Total 15,822 13,497 12,833 13,551
Ø per employee 3.2 2.6 2.2 2.0
100% of KfW’s GHG emissions from energy consumption and business travel are offset by purchasing  Clean Development Mechanism certificates.
Internal sustainability & environmental management system since 1994
Fields of activities Awards
Comprehensive sustainability reporting
on KfW’s website.
Reporting
Sustainability report since 2006
Environmental reporting/accounting
since 1998
Best Tall Building
in the World 2011
Green Building
Frankfurt 2009
Frankfurt
2014
Green Bonds - Made by KfW / September 2014
(1) unaudited figures
Source: KfW, audited by PwC

2. Pillar: Sustainable banking operations
Sustainable investment approach for KfW liquidity portfolio
11 Green Bonds - Made by KfW / September 2014
KfW Liquidity Portfolio Exclusion Criteria ESG-Integration
›
Portfolio strategy
›
Pure fixed income portfolio
›
Buy-and-Hold strategy
›
Risk managed via guidelines.
Single issuer exposure is
capped by overall limit
process
›
Portfolio objective
›
Providing liquidity for KfW
›
Return targets are of lesser
importance
›
Asset Mix
Sovereigns, agencies,
supranationals, covered bonds,
financials and asset-backed
securities
Top
Bottom Middle
Engagement
Implementation of PRI since 2008
›
Each issuer will be rated according
to ESG criteria (NNN = top category)
›
Depending on the ESG rating
exposure limits will be adjusted for
each issuer, subject to exclusion list
A selection according to IFC
Exclusion List:
Environment
Social
Governance
ESG-analysis of all issuers
Issuer categories
20%
NNN
60%
NN
20%
N
100%
Limit
90%
Limit
70%
Limit
›
KfW excludes investments on the
IFC Exclusion List from its liquidity
portfolio.
›
Companies associated with
forced labour or child labour,
testing on animals, commercial
logging operations for use in
primary tropical moist forests,
controversial weapons, tobacco,
drift net fishing, gambling.
Annual dialogue with the issuers
of the securities of KfW’s liquidity
portfolio

12 Green Bonds - Made by KfW / September 2014
3. Pillar: Governance
Law concerning KfW
Executive Board
Prevention of
money laundering
Business activities
Code of conduct for
Executive Board and
employees
Data protection
Prevention of
corruption
KfW Bylaws
Public Corporate Governance Code          since 2011
Regulation concerning analogous application of bank regulatory law
Presidial and Nomi-
nation Committee
Remuneration
Committee
Audit Committee
Risk and Credit
Committee
Board of Supervisory
Directors

Green Bonds – Made by KfW

Green Bonds – Made by KfW
Key elements
Green Bonds - Made by KfW / September 2014 14
Ambition
• To support the develop-
ment of responsible
investing from its niche
position into the broader
capital market.
• To strengthen KfW’s
sustainability dialogue
with investors.
• To attract new investors.
• To give impetus to the
green bond market via
new quality standards
and increased liquidity.
Drivers
• KfW’s holistic
sustainability approach.
• KfW’s long standing
expertise in environ-
mental financing.
• KfW’s support of the
UN Principles for
Responsible
Investment.
• Increasing demand
from investors for green
bonds.
Goal
• To raise additional funds
for environmental
projects.
• To enhance capital
markets infrastructure to
finance environmental
projects.
• To actively contribute to
the fight against climate
change.

Qualifying assets
KfW’s financings for environmental investments 2013: EUR 27,780mn
(1)
15
Green Bonds - Made by KfW / September 2014         (1) Total has been adjusted for commitments of EUR 143mn made by KfW
IPEX-Bank and refinanced under certain of SME bank’s promotional programmes
SME bank
Municipal and private
client bank / credit
institutions
KfW IPEX-Bank
Promotion of
developing and
transitions countries
Renewable energies
Other             Standard
EUR 327mn  EUR 4,354mn
Renewable
energies
EUR 773mn
Renewable energies
EUR 1,013mn
Offshore wind energy
EUR 194mn
“Financing initiative –
energy turnaround”
EUR 178mn
Energy efficiency
EUR 4,693mn
Energy efficient
construction
EUR 6,265mn
Energy efficiency
EUR 1,064mn
Energy efficiency
EUR 943mn
Energy advice
EUR 11mn
Energy efficient
refurbishment
EUR 4,043mn
Energetic urban renewal
EUR 289mn
Environmental protection
EUR 490mn
Municipal energy supply
EUR 858mn
Others
EUR 479mn
Others
EUR 1,463mn
Others
EUR 44mn
Others
EUR 442mn
Total EUR 10,291mn EUR 11,897mn EUR 2,316mn EUR 3,419mn

programme, KfW provides financings for
facilities to generate electricity or electricity and
heat in combined heat and power stations
from these renewable sources:
16
Qualifying assets
KfW promotional programme “Renewable Energies – Standard”
biogas/-mass
wind energy
solar energy
hydropower
›
Private individuals and non-profit organisations which feed the generated electricity/heat into the grid
›
Self-employed professionals/farmers
›
German and non-German enterprises majority-owned by private individuals
›
Enterprises in which local authorities, churches or charities hold an interest
Who receives financings?
›
Long-term, low-interest loans
›
Interest rate fixed for ten years, or even longer for the entire term
›
Repayment-free start-up period
›
Up to EUR 25 million loan amount and 20 years repayment term
›
Financing share of up to 100% of each project’s investment cost
›
Risk-adjusted interest rate
What makes this
KfW loan attractive?
Green Bonds - Made by KfW / September 2014
Within its “Renewable Energies – Standard”

New commitments 2013
Average duration: 8.6 years
Average loan term: 15.7 years
Qualifying assets
KfW promotional programme “Renewable Energies – Standard”
Statistics 2013
Green Bonds - Made by KfW / September 2014
17
Number of projects: more than 10,600
Wind energy (average loan: EUR 7.0mn)
Solar energy (average loan: EUR 0.1mn)
Biogas/-mass (average loan: EUR 0.5mn)
Hydropower (average loan: EUR 2.0mn)
Other
Source: KfW internal calculations
EUR
4,354mn
74%
23%
1%
1%
1%

Project example: Citizens’ wind farm Dürrwangen
3 Enercon wind turbines E 82-E generating 2.3 MW power each
Green Bonds - Made by KfW / September 2014
18
Location Germany, Bavaria, district Ansbach,
municipality of  Dürrwangen
Completion 2012
Calculated annual production capacity appr. 13mn KW/h electricity
Supply area 5,000 households
Estimated GHG reductions 10,578 tons GHG per annum
Total project costs
EUR 11.7mn (of which KfW funds: EUR
1.2mn)

Green Bonds – Made by KfW
Management of proceeds

›
Net proceeds from the sale of KfW Green Bonds will be used in KfW’s general business, but
KfW will set-up a separate internal green bond account within its accounting system.
›
An amount equal to the net proceeds of any KfW Green Bond (converted into euros) will be allocated to the green bond account after issuance.
›
Amounts matching requests for disbursements under KfW’s programme “Renewable Energies
– Standard” since the start of the calendar year of issuance will be deducted from the balance of this internal account on an ongoing basis (First In, First Out).
›
Any KfW Green Bond will be reported as fully allocated when the cumulated requests for disbursements total the net proceeds from the issuance. KfW expects full allocation by end of the year of issuance at the latest.
›
The maturity of any KfW Green Bond will not exceed prior year’s average duration of loan commitments under KfW’s programme “Renewable Energies – Standard”
(2013: 8.6
years).
Transparent and efficient tracking method ensures  investments in renewable energies
Green Bonds - Made by KfW / September 2014

Green Bonds – Made by KfW
Reporting

The following information will be made available on www.kfw.de/greenbonds:
›
›
Regular and transparent reporting
Green Bonds - Made by KfW / September 2014
Quarterly update on requests for disbursements with respect to loans granted under KfW’s programme “Renewable Energies – Standard” until the Green
Bond proceeds have been allocated in full.
Final impact report once the impact of the renewable energies programme has been certified by ZSW for the respective year.

Impact of KfW programme “Renewable Energies”
Module Standard & Premium, excluding projects outside Germany
(1)
2010 2011
(2)
2012
(2)
2013
(3)
Commitment volume (EUR in billions)
8.9 6.3 7.1 3.6
Investment mobilised (EUR in billions)
11.0 8.3 10.0
Not yet available
Jobs created and secured (for one year)
61,700 56,800 73,500
Not yet available
Reduction in greenhouse gas emissions
(GHG equivalents per annum in mn tons over the projects’ life cycle)
4.8 5.1 6.6 4.4
Fossil fuel imports to Germany avoided
(per annum EUR in millions)
350 430 460
Not yet available
(1) Does not include KfW IPEX-Bank project finance in Germany.
(2) For the purpose of comparability, the new KfW-programme “Offshore wind energy”, introduced in 2011 has been omitted.
(3) Only module Standard. Reduction in GHG emissions forecasted by KfW and not yet certified.
Source: Center for Solar Energy and Hydrogen Research Baden-Württemberg (ZSW) (2010, 2011, 2012)
Certified by
Green Bonds - Made by KfW / September 2014

Green Bonds – Made by KfW
The process behind it

Center for International Climate and
Environmental Research Oslo
›
Independent, non-profit research
centre associated with the
University of Oslo / Norway.
›
Longest and largest experience
as provider of 2nd opinions on
Green Bonds.
Environmental
impact certified by
Center for Solar Energy and
Hydrogen Research
Baden-Württemberg
Non-profit foundation established in
1988 by the German state of
Baden-Württemberg together with
universities, research institutions,
and commercial firms.
Green Bonds - Made by KfW / September 2014
1. Qualifying
assets
2. Transparent
tracking method
3. Reporting
2   Opinion by
nd

Key figures on KfW and its funding programme

Green Bonds - Made by KfW / September 2014 24
Key financial figures of KfW Group (IFRS)
Solid business performance
2012 2013 H1/2014
Business activities (in EUR bn)
– for the period
Promotional business volume 73.4 72.5 31.7
Income statement key figures (in EUR mn)
– for the period
Operating result before valuation & promotional activities 2,836 2,302 1,034
Consolidated profit 2,413 1,273 889
Consolidated profit before IFRS effects from hedging 2,259 1,299 877
Balance sheet (in EUR bn)
– at the end of the period
Total assets 509.4 464.8 475.0
Equity 18.2 20.5 21.3
Volume of business 585.2 545.4 555.3
Key regulatory figures (in %)
(1)
– at the end of the period
Tier 1 capital ratio 18.2% 20.6% 15.1%
Total capital ratio 20.6% 22.3% 16.0%
(1) Calculated voluntarily for internal purposes on the basis of relevant legal regulations. 2012, 2013: Basel II regime; 2014: Basel III regime.

Solid business performance on a high level
Stable new business and total assets, decreasing profits, increasing risk provisions
0
25
50
75
100
2010 2011 2012 2013
Total promotional business volume
81.4
70.4
73.4
72.5
In EUR bn
›
Decreasing from a
very high level.
›
About 72% domestic,
28% int’l business.
›
Stable development
over the years.
Trend:
0
1
2
3
2010 2011 2012 2013
Consolidated profit
2.6
2.1
2.4
1.3
In EUR bn
›
Decreasing from a
very high level.
›
Driven by interest
income due to favour-
able funding.
›
Still well above long-
term average.
Trend:
0
100
200
300
400
500
2010 2011 2012 2013
Total assets
442
495
509
465
In EUR bn
›
Consolidating on a
high level.
›
Germany’s 3rd largest
credit institution in
terms of total assets.
Trend:
-500
-100
300
2010 2011 2012 2013
Risk provisions
-424
-185
155
311
In EUR mn
›
Reversal of risk
provisions in 2010/11.
›
Risk provisioning back
to normal.
›
Conservative risk
policy.
Trend:
Green Bonds - Made by KfW / September 2014

Explicit and direct guarantee from the
Federal Republic of Germany
Basis of KfW’s funding
§ 1a of the Law concerning KfW:
The Federal Republic guarantees all obligations of KfW
in respect of loans extended to and debt securities issued by KfW, fixed forward transactions or options entered into by
KfW and other credits extended to KfW as well as
credits extended to third parties inasmuch as they are expressly guaranteed by KfW.
›
Guarantee established in 1998
›
Defined by law
›
Direct, explicit and unconditional
Green Bonds - Made by KfW / September 2014

KfW’s funding: three pillar strategy
A well-structured range of products offers suitable opportunities for various investors’ needs
›
Large and liquid bonds in
EUR and USD
›
at least 3, 5 and 10 year
benchmark maturities each
year
›
Target benchmark sizes:
›
EUR 3 – 5bn
›
USD 3 – 5bn
›
Large and liquid bonds
›
in non-benchmark
maturities with or
without call option
(EUR und USD)
›
in strategic markets
(GBP, AUD, SEK, JPY,
CNH, NOK, CHF …)
›
in further currencies
›
Other structured public
bonds in various currencies
›
Customized products for
investor needs
›
Flexible in currency,
structure and maturity
2013: 11 transactions 2013: 113 transactions 2013: 94 transactions
Other public transactions
Private placements Benchmark programme
2013: EUR 65.4bn
2014 target: EUR 55 - 60bn
59%
37%
4%
Green Bonds - Made by KfW / September 2014

KfW Bonds - In good times and bad times: always a safe investment / September 2014 28
Capital markets
Strong presence in the capital markets
Funding volume
(in EUR bn)
Capitalization
(as of 31.12.2013)
Benchmark bonds Public transactions Private placements
Total
EUR 432.1 bn
Already raised in 2014:
EUR 38.2 bn
(as of July 31, 2014)
65.4
78.7
79.7
55 - 60
0
10
20
30
40
50
60
70
80
90
2011 2012 2013 2014e
6%
3%
5%
1%
85%
Capital market
Money market
Other liabilities (primarily to the Federal Republic of Germany)
Subordinated capital
Equity

KfW’s funding by currencies and instruments
Benchmark bonds are key – core currencies Euro and US Dollar
Benchmark bonds
Instruments
(in %)
Currencies
(in %)
Public transactions Private placements
2010 (EUR 76.4bn) 2011 (EUR 79.7bn)
2013 (EUR 65.4bn)
Green Bonds - Made by KfW / September 2014
2012 (EUR 78.7bn)
1-6/2014 (EUR 36.5bn)
0
10
20
30
40
50
60
70
0
10
20
30
40

30
Contact
Treasurer of KfW: Ext.
Dr. Frank Czichowski - 2165
Capital Markets:
Horst Seissinger - 2048
Petra Wehlert - 4274
Alexander Liebethal - 4656
Investor Relations:
Jürgen Köstner - 3536
Dorota Blecka
Serviceline - 2222
KfW Group
Palmengartenstrasse 5–9
60325 Frankfurt am Main
Phone +49 69 7431 - Ext
Fax +49 69 7431 - 3986
Investor.relations@kfw.de
Bloomberg: KfW<GO>
www.kfw.de/investor-relations
Sign up here for our
newsletter service
Green Bonds - Made by KfW / September 2014
- 8537

31
Disclaimer
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting
EDGAR on the SEC website at www.sec.gov. KfW’s prospectus supplement relating to the bonds is available through the following link:
http://www.sec.gov/Archives/edgar/data/821533/000119312513445198/d624309d424b3.htm .
KfW’s base prospectus relating to SEC-registered notes is available through the following link:
http://www.sec.gov/Archives/edgar/data/821533/000119312513445094/d624297d424b3.htm .
Alternatively, the issuer will arrange to send you the prospectus, which you may request by calling collect 1-800-292-0049 (for the operator) and then 069-7431-22-22 (for KfW’s Investor Relations
Team) or by emailing investor.relations@kfw.de.
Green Bonds - Made by KfW / September 2014